United States securities and exchange commission logo





                      July 14, 2023

       Adriano Rudek de Moura
       Chief Financial Officer
       Energy Company of Paran
       Rua Jos   Izidoro Biazetto, 158     bloco A
       81200-240 Curitiba
       Paran  , Brazil

                                                        Re: Energy Company of
Paran
                                                            Form 20-F for the
Fiscal Year ended December 31, 2022
                                                            Filed April 27,
2023
                                                            File No. 001-14668

       Dear Adriano Rudek de Moura:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation